News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for March 2025

DALLAS, Texas, March 21, 2025 Argent Trust Company, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today reported that it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) due to the application of net proceeds of $4,153,693, which amount would otherwise be payable to the Trust as royalty income, to the balance of excess production costs accrued as a result of Hilcorp San Juan L.P.’s (“Hilcorp”) drilling of two new horizonal wells in 2024. Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period. The balance of cumulative excess production costs is currently approximately $21,739,947 gross ($16,304,960 net to the Trust), a decrease in the deficit of $5,538,257 gross ($4,153,693 net to the trust) from last month’s reporting period. Hilcorp will continue to charge the balance of excess production costs to the Trust’s net proceeds each month. Until the balance is paid in full, the Trust will not receive royalty income as all net proceeds will be applied to the balance of excess production costs. No cash distributions will be made by the Trust until future net proceeds are sufficient to pay Trust liabilities and replenish cash reserves.

Hilcorp reported $10,152,016 of total revenue from the Subject Interests for the production month of January 2025, consisting of $10,063,934 of gas revenues and $88,082 of oil revenues. For the Subject Interests, Hilcorp reported $4,613,759 of production costs (excluding the balance of excess production costs) for the production month of January 2025, consisting of $2,572,152 of lease operating expenses, $784,303 of severance taxes, and $1,257,304 of capital costs.

This month’s Trust administrative expenses totaled $255,657. The increase in administrative expenses was attributable to differences in timing of the receipt and payment of certain expenses by the Trust and included payment of annual NYSE listing fees and the fees of reserve engineers for the Trust. Interest income received by the Trust in the amount of $2,038 will be applied to cover a portion of this month’s Trust administrative expenses, with cash reserves utilized to pay the remaining administrative expenses.

Based upon information provided to the Trust by Hilcorp, gas volumes for the Subject Interests for January 2025 totaled 2,689,216 Mcf (2,988,018 MMBtu), as compared to 2,669,858 Mcf (2,966,509 MMBtu) for December 2024. Dividing gas revenues by production volume yielded an average gas price for January 2025 of $3.74 per Mcf ($3.37 per MMBtu), an increase of $0.60 per Mcf ($0.54 per MMBtu) as compared to the average gas price for December 2024 of $3.14 per Mcf ($2.83 per MMBtu.

Pursuant to the Amended and Restated Royalty Trust Indenture, dated December 12, 2007 (as amended on February 15, 2024, by the First Amendment to the Amended and Restated Royalty Trust Indenture), the Trustee is authorized to retain, in its sole discretion, a cash reserve for payment of Trust liabilities that are contingent or uncertain or otherwise not currently due and payable. To cover Trust expenses during any period of revenue shortfall, which has resulted and may continue to result from lower commodity prices and increased capital expenditures and lease operating expenses under Hilcorp’s 2024 capital project plan for the Subject Interests, the Trustee increased the cash reserves in March and April of 2024, such that total cash reserves were $1.8 million as of April 30, 2024. Interest income and cash reserves were utilized to pay Trust administrative expenses each month from May 2024 through February of 2025. This month, cash reserves in the amount of $253,619 will be utilized to cover the balance of Trust administrative expenses which will bring the balance of cash reserves maintained by the Trustee to $258,521. Prior to any future distributions to Unit Holders, the Trustee plans to replenish the cash reserves and continue to increase the cash reserves to $2.0 million. The Trustee is currently evaluating credit options on behalf of the Trust, the funds from which would be utilized to pay the Trust’s administrative expenses until such time as the excess production costs are repaid and the Trust begins receiving royalty income again.

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by the Trust’s professional consultants and outside counsel to analyze compliance with all the underlying operative Trust agreements and evaluate potential remedies in the event there is suspected non-compliance.

Hilcorp has provided the Trust with its calendar year 2025 capital project plan for the Subject Interests (the “2025 Plan”). Under the 2025 Plan, Hilcorp estimates its 2025 capital expenditures for the Subject Interests to be approximately $9.0 million.

Hilcorp informed the Trust that the 2025 Plan for the Subject Interests includes 29 projects. Approximately $4.0 million of the $9.0 million budget in the 2025 Plan will be allocated to seven new vertical drill projects, all completed in the Dakota/Mesaverde formations. Approximately $4.5 million of the $9.0 million budget will be allocated to 22 projects for recompletions and workovers in the Fruitland Coal formation, and approximately $0.5 million of the $9.0 million budget will be allocated to facilities projects related to natural gas compression and other facility projects. Hilcorp further informed the Trust that its planned project status for 2025 is subject to revision if Hilcorp revises its assumptions underlying the 2025 Plan, and that actual capital costs may vary from these estimates.

Forward Looking Statements. Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact: San Juan Basin Royalty Trust

Argent Trust Company, Trustee

Nancy Willis, Director of Royalty Trust Services

Toll-free: (855) 588-7839 or (866) 809-4553

Fax: (214) 559-7010

Website: www.sjbrt.com

Email: trustee@sjbrt.com